Exhibit 99.2

STEELCLOUD

Moderator: Brian Hajost

January 29, 2009

10:00 AM ET

Operator: Good morning, ladies and gentlemen, and welcome to the SteelCloud 2008 Fourth Quarter and Fiscal 2008 earnings call hosted by Brian Hajost, SteelCloud’s President and CEO.

As a reminder, this conference is being recorded today, January 29, 2009.  The conference will be available for replay.

I would now like to turn the conference over to Brian Hajost, SteelCloud’s President and Chief Executive Officer.  Please go ahead, sir.

Brian Hajost:  Good morning and welcome to the SteelCloud fiscal year and 4th quarter 2008 investor call.  With me today is Kevin Murphy, the Company’s Executive Vice President and Chief Financial Officer.  After reading the safe harbor information, Kevin will review our fiscal 2008 results.

Kevin Murphy:  Thanks Brian, before we begin, let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties.  It is possible that the assumptions made by management are not necessarily the most likely and may not materialize.  In addition, other important factors that could cause actual results to differ materially include the following, business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports.  SteelCloud takes no obligation to update or correct forward-looking statements.

Last evening, we released our results for fourth quarter and fiscal year 2008.  Revenues for the year were approximately $19.0 million, compared to 23.3 million in fiscal 2007.  The net loss was approximately $2.8 million or $.19 cents per share, compared to a loss of $1.9 million or $.14 cents per share in fiscal 2007.

Revenues for the fourth quarter were approximately $2.3 million, compared to $10.1 million in fiscal 2007.   Net loss for the fourth quarter was approximately $1.2 million or $.08 cents per share compared to a net income of $102,000 or $.01 cent per share in fiscal 2007.

The revenue decrease is attributable to the overall economic downturn as there were reductions in quantities ordered from both our commercial and government clients.  We were most affected by our commercial clients as we observed the demand for their products decline which in turn reduced our orders.  In addition, several of our commercial clients have been bought, sold or merged which further affected our business.  With our integrator clients, there have been delays of program awards that were originally planned for fourth quarter.  These programs are moving forward, however, the expected award dates are now scheduled for the second half of fiscal 2009.  Product gross margins declined from 20% in fiscal 2007 to 16% in fiscal 2008 as a result of the fixed overhead costs allocated to a lower revenue base.

We did experience a 42% growth in our professional services business in fiscal 2008.  This growth was a result of several new services contracts that were awarded during fiscal 2008.    Services gross margins decreased from 31% in fiscal 2007 to 20% in fiscal 2008.  Our service gross margins are typically lower when capturing new clients due to competitive forces, however, gross margins for contract renewals, expansions and new projects historically improve over the life of the customer relationship.  We have expanded our services customer base in 2008 and 2009 for which Brian will discuss later in this presentation.

The Company continues to manage its operating costs.  As a result, operating expenses decreased 15% for fiscal 2008 compared to fiscal 2007.  We have continued to reduce our operating costs in the current economic environment and our “cash” breakeven point is approximately $14 million in revenue, which we have reduced by 40% from the $23 million revenue breakeven point from a year ago.

We entered fiscal 2009 with contract backlog of approximately $2 million that we have continued to build upon during our current quarter.  In addition, we have a pipeline of identified opportunities of approximately $25 to $35 million.

We ended the year with approximately $752,000 in cash and $1.7 million in working capital.  During our quarter currently in progress, we have improved our cash position to approximately $1.3 million. We have prepared a conservative financial plan for fiscal 2009.  While we believe that the plan is achievable, we have determined, in conjunction with our auditors, that the Company must seek a capital infusion in fiscal 2009.   We are currently seeking a variety of vehicles which may include equity offerings, assets sales or debt financing as alternatives to improve our liquidity.  The infusion of cash will provide us the ability to take advantage of opportunities in the market place, further develop and enhance our products and services and respond to competitive pressures.  In addition, we are exploring other strategic transactions that will increase our intellectual property and bolster our revenue and sales.  Of course, it goes without saying that we cannot guarantee our success in anyone of these particular objectives.  We can say that we will explore every option available to us and work hard to exceed our fiscal 2009 plan.

With that, I’ll turn the floor to Brian.

Brian Hajost:  Thank you Kevin.

Many of our investors know me, although if you are new to SteelCloud you may not.  I first joined the Company in the summer of 2001 to run Sales and Marketing, and Investor Relations.  I left the Company in June of 2006.  During my tenure I was personally involved in all of the Company’s strategic sales, product and Marketing initiatives.  These included our first large win supplying specialized servers to the US Postal Service, SteelCloud’s first “branded” appliance, our initial contract with Research in Motion on what is now the Company’s SteelWorks Mobile product, and our $7.5 million equity raise in 2003.  I led seven investor “roadshows” to New York, Boston, and San Francisco.  When I joined the Company in 2001 the Company’s market capitalization was almost exactly where it is today.  During my tenure, the stock performed well, reaching a high market capitalization of approximately $58 million.  I think we all recognize that we have a lot of work to do.

Let me begin with observation that is probably obvious to all of our investors.  We are facing unprecedented challenges in the U.S. and world economies.  SteelCloud has not gone unaffected.  As Kevin mentioned, we saw a rather significant drop in business activity in the last half of calendar 2008.  Incremental changes and improvements are not sufficient in the current environment.  As you would expect, the company has taken decisive action to align our resources and cost structure to the realities of the current business climate.  We have reduced our current “cash” break-even point to approximately $14M in revenue.  We have made significant realignments in our staff and we are aggressively addressing further reductions in our fixed costs.

Very shortly, the Company will be filing an 8K detailing my compensation and the restructuring of Kevin’s compensation.  We are both further investing in the Company by exchanging a portion of our cash compensation for SteelCloud equity.  I highlight this to assure our investors that our interests are directly aligned with your interests.

As we did when I first joined SteelCloud in 2001 and the Commercial technology marketplace was in considerable stress, we concentrated our efforts on the Federal marketplace.  As you are aware, the first half of the Federal fiscal year (Oct. thru March) is typically considerably slower than the second half of the Federal fiscal year.  SteelCloud has experienced this in the past and this continues today.  The near-term Federal challenges have been exacerbated by the change in the administration.  As the new administration settles in and the expected stimulus package is enacted, we believe that our prospects will improve in the second half of our fiscal year.

We will not simply sell our way out of this situation in the current business climate.  Although I anticipate a marked improvement in sales effectiveness in the weeks and months to come, which I will discuss in a minute, we need to do more.  The Company attempted to raise money last summer to supplement our cash reserves and to bolster our sales and marketing capability around the SteelWorks Mobile product.  We were unsuccessful in doing so on terms that the Company believed were in the best interests of our shareowners at that time.  Based on our current cash position and business, and the realities of the current business climate, it is only prudent that we raise additional equity in the coming months.

Ultimate success for SteelCloud dictates that we supplement our current product and service offerings.  We have investigated, and will continue to investigate selective strategic transactions where we have the opportunity to clearly raise the value of the Company.  Let me be clear regarding what type of transaction, company, or technology I am referring to.  Rather than abrupt left-hand turns into new businesses, attractive options for SteelCloud will be those that supplement and take advantages of our experience and strength in the Federal market with products and services.  They are opportunities where our manufacturing, integration, and appliantization experience and expertise can be extended.  These are also opportunities that require little near-term cash outlays.  There can be no assurances that these strategic opportunities will come to fruition, but if executed in the near future, I believe that they will enhance our ability to raise capital on terms favorable to our current investors.  Again, let me stress that the current opportunities may not come to pass.  We are at a delicate point in each of our discussions, so I trust that you will understand that I cannot elaborate further.  What I can say is that I have considerable M&A experience and I fully anticipate that we will do something significant for our investors in the next 12 months.

As mentioned earlier without the additional funds to ramp up sales and marketing for SteelWorks Mobile, it has progressed slower that optimal.  SteelWorks Mobile does hold much promise for the Company.  We have recently made improvements in the product to increase the supportability and the reliability of the Blackberry Enterprise Server environment.  More over, we are on the verge of an inflection point in the product life cycle.  RIM has announced that, this Spring, they are releasing a greatly enhanced version of the BlackBerry Enterprise Server.  Going from Release 4x to the new Release 5 will be a significant undertaking requiring organizations to, most likely, acquire new hardware and support a parallel operation.  Simply stated, with Release 5 we have an opportunity to capture, not only brand new RIM buyers, but also address the tens of thousands of existing RIM BES customers who will need to make a decision on the most effective way to deploy their 5.X BES infrastructure.  The potential prospect base should grow by five or even ten times what we see today.  This translates into significantly more opportunity for SteelCloud.  SteelWorks is the single best way to implement a Blackberry Enterprise Server environment.

The Company had considerable success last year with our consulting business.  With the economic downturn we have seen a flattening of the growth this business.  However, we have just received a contract award, which we will be announcing shortly, of a multi-million dollar multi-year services contract with a non-governmental organization.  SteelCloud is one of a small select group of contract award winners on this Information Technology contract, and will benefit as being classified as a small business.  While this award does not guarantee a stream of revenue, it does provide us with a large preferred and protected environment for which to market our services.

Before I open the floor to questions, let me say it is good to be back at SteelCloud.  Although there are significant changes in the Company, and the economy is the most challenging that I have experienced in my 30 years in the technology business, I return to SteelCloud, dedicated and confident in our ability to weather the storm and achieve success for our investors.

Let me repeat our disclosure practice.  Though we strive to provide as much detail as appropriate, please appreciate the fact that the level of disclosure we can provide is impacted by a number of factors ------- some outside our control.  Notably, the nature of our work with both the government and government contractors exposes SteelCloud to many restrictions regarding our ability to publicize some important projects.

With that said, I will now open the floor for questions from the audience.

AFTER Q&A Session

Brian Hajost:  Thank you for taking the time to be with us today.  We will continue to provide updates as appropriate – and we expect to have additional news in the next few weeks.